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                                                                   Exhibit 10(a)


                                 CONSULTING AGREEMENT


         This Consulting Agreement is made as of the 6th day of October, 1997, between Ronald Martignoni ("Martignoni") and Choices Entertainment Corporation ("Choices").

         WHEREAS, Martignoni has accepted employment with an unrelated company.

         NOW, THEREFORE, in consideration of their mutual rights and obligations, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Services To Be Provided By Consultant.

         Martignoni hereby agrees to continue to serve as Chairman of Choices' Board of Directors and as its President and Chief Executive Officer and to act as Choices' client representative in all pending litigation, to assist in locating and evaluating possible business opportunities for Choices, and to perform such other duties as may be delegated to him by the Choices Board of Directors.

         2. Compensation.

         Martignoni is to receive Five Thousand Dollars ($5,000) per month for his services as a consultant pursuant to this Consulting Agreement.

         3. Term.

         This Consulting Agreement shall expire by its own terms and without further notice on April 30, 1998, unless extended by Choices. Choices may otherwise terminate this agreement upon written notice to Martignoni in the sole discretion of Choices. Upon thirty (30) days written notice, Martignoni may also terminate this Consulting Agreement. Upon termination of this agreement, Martignoni shall receive his pro rata compensation up to the date of such termination.



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         4.  Independent Contractor Acknowledgement.

         Martignoni hereby acknowledges that he is an independent contractor and not an employee of Choices under this Consulting Agreement. Martignoni is solely responsible for the payment of all income taxes, social security payments, and any other taxes or fees that arise out of any compensation he receives pursuant to this Consulting Agreement.

         5.   Release of Prior Claims.

         Except for his rights under and pursuant to existing stock options, including their continued registration, and his rights, if any, to be indemnified under Choices by laws, including with respect to any pending litigation, Martignoni hereby releases Choices from any and all obligations it may have to him other than as provided for under this Consulting Agreement. Without limiting the generality of the foregoing, Martignoni specifically releases Choices from any and all claims he may have against it pursuant to his Severance Agreement dated on or about March 31, 1992, as modified.

         WHEREFORE, the parties have put their hands and seals this 11th_ day of November, 1997.

                        CHOICES ENTERTAINMENT CORPORATION

                        By      /s/ Fred Portner
                           _________________________________
                              Fred Portner, Director
                                   (SEAL)


                                /s/ Ronald Martignoni
                           _________________________________(SEAL)
                                  RONALD MARTIGNONI